Exhibit 99.1

James J. Herb

Senior Vice President, Human Resources

1100 Winter Street, Suite 4600

Waltham, MA 02451

tel 781-663-5079

fax 781-663-5095

Via Federal Express

March 15, 2007

Mr. Steven G. Crane

Dear Steve:

It is a distinct pleasure to offer you the position of Chief Financial Officer of CMGI, Inc. (“CMGI” or the “Company”), effective on your first date of employment with the Company. In this capacity you will report to Joseph C. Lawler, Chairman, President and Chief Executive Officer of CMGI.

Your annualized base salary initially will be $375,000, paid bi-weekly. This amount will be increased to $400,000 for the pay cycle beginning closest to November 1, 2007 (assuming you remain employed by the Company at that time). You will also receive a guaranteed bonus for fiscal year 2007 of $225,000, which will be paid at the same time as bonuses are paid to other Executive Leadership Team members, in approximately October 2007. For fiscal year 2008, commencing August 1, 2007, you will participate in the Company’s FY2008 Executive Management Incentive Plan (which will be established by the Compensation Committee) with a target bonus of 60% of your base salary. The actual bonus payment you receive for fiscal 2008 will be subject to the terms and conditions of the plan, which will provide for payouts that range from 0% to 200% of target. All salary and bonus payments are subject to normal deductions and withholdings.

In addition, on your start date, you will be granted an option to purchase 650,000 shares of CMGI common stock under CMGI’s 2004 Stock Incentive Plan (the “Plan”). This option will be priced at the closing price of CMGI’s common stock (during normal trading hours) on the date of grant. Provided you remain employed by the Company on each vesting date, the vesting schedule of the option shall be as follows: 25% of the shares underlying the option shall vest and become exercisable on the first anniversary of the date of grant and 1/48th of the shares underlying the option shall vest and become exercisable on each monthly anniversary date of the date of grant starting on the 13th monthly anniversary date of the date of grant, so that the option becomes fully vested and exercisable on the fourth anniversary of the date of grant. The option shall have a seven (7) year term.

Mr. Steven G. Crane

March 15, 2007

On your start date, you will also be awarded 350,000 shares of restricted common stock of CMGI. This award will be made pursuant to the 2000 Stock Incentive Plan. Provided you remain employed by the Company on each vesting date, the restrictions with respect to the restricted stock award will lapse in three equal annual installments (each with respect to 33.33% of the award), on each of the first three anniversary dates of your start date. The Company encourages you to promptly speak with your own tax or legal advisor with respect to the tax effect and any filings that you may want to make with the Internal Revenue Service in connection with this restricted stock award.

The option and the restricted stock award described above will each be subject to all terms, limitations, restrictions and termination provisions set forth in the referenced plans and in the separate option and restricted stock agreements (which will be based upon the Company’s standard forms of option and restricted stock agreement) that will be executed to evidence the grant of such option and award of restricted stock. You will also be required to execute the Company’s standard form of Non-Competition Agreement as a condition of CMGI granting you an option to purchase CMGI common stock, awarding you shares of CMGI restricted stock and your employment with the Company. Additionally, as a condition of employment with the Company, you will be required to execute the Company’s standard form of Non-Disclosure and Developments Agreement.

You will also be eligible to receive annual equity grants in 2007. In particular, the Company typically makes an annual equity grant following the release of full year results each year and you will be eligible to participate with a targeted grant of an option to purchase 200,000 shares of common stock. In addition, as a senior executive of the Company you will be a participant in the Company’s FY2007 Performance-Based Restricted Stock Bonus Plan. Under this plan, if the Company meets certain financial goals in fiscal 2007, participants will receive a pre-determined number of shares of restricted stock, and you will receive 90,000 shares of restricted stock. If the financial goals are not met, no awards will be made under this plan.

In addition, during the course of your employment you will be provided a monthly car allowance in the amount of $1,000, which will be treated for tax purposes as additional compensation to you. As an employee of the Company, you also will be entitled to vacation in accordance with the Company’s vacation policies and will participate in any and all benefit programs, other than any severance arrangement, that the Company establishes and makes generally available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Details of the benefits offered will be reviewed with you in orientation on your first day of employment.

Mr. Steven G. Crane

March 15, 2007

You will be an employee at will, meaning that either you, or the Company, may terminate your employment at any time and for any or no reason, with or without notice. Should the Company terminate your employment without Cause (as defined below) you will be entitled to receive 12 months base salary. Payment of this amount would be made in accordance with the Company’s regular pay periods, for the 12 month period following your date of termination.

In addition, in the event that during your employment with the Company, the Company undergoes a Change in Control (as defined below), and within one year after the Change in Control your employment is terminated by the Company, other than for Cause, you will be entitled to receive 12 months base salary plus your target bonus. Payment of these amounts would be made in accordance with the Company’s regular pay periods, for the 12 month period following your date of termination, including prorated installments of your bonus.

Any payment of severance benefits will be conditioned upon your execution of the Company’s standard form of general release. For the purposes of these arrangements, which will be included in an Executive Severance Agreement, “Cause” shall mean a good faith finding by the Company of: (i) gross negligence or willful misconduct by you in connection with your employment duties, (ii) failure by you to perform your duties or responsibilities required pursuant to your employment, after written notice and an opportunity to cure, (iii) misappropriation by you of the assets or business opportunities of the Company or its affiliates, (iv) embezzlement or other financial fraud committed by you, (v) a breach by you of any representations or warranties included in this offer letter, (vi) you knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii), (iv) or (v), or (vii) your indictment for, conviction of, or entry of a plea of no contest with respect to, any felony; and “Change in Control” shall mean the first to occur of any of the following: (a) any “person” or “group” (as defined in the Securities Exchange Act of 1934) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board of Directors of the Company; (b) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; or (c) any sale of all or substantially all of the assets of the Company.

You represent and warrant that (i) you have advised the Company in writing of any agreement relating to non-competition, non-solicitation or confidentiality between you and your previous employer, (ii) you are not a party to or bound by any other employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would be violated by your acceptance of this position or

Mr. Steven G. Crane

March 15, 2007

which would interfere in any material respect with the performance of your duties with the Company and (iii) you will not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of your duties with the Company.

In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please review the enclosed Employment Eligibility Verification Form (Form I-9) and the list of acceptable documents that are required. You must bring this on your first day of employment. If you fail to bring proper documentation with you on your first day of work, you will be asked to go home to collect your paperwork. Unfortunately, there can be no exceptions. If you do not bring proper documentation, you will be considered ineligible for employment and the Company will not add you to its payroll until the required I-9 documentation is received. Additionally, this offer is contingent upon you successfully completing the Company’s drug screen. We will provide you the details necessary to complete such testing.

Please confirm your acceptance of this position by signing one copy of this letter and returning it to me. A mutually agreeable start date will be determined by you and the Company at a future time. Please complete, sign and return the enclosed Massachusetts Tax Form, W-4, Direct Deposit Form (if you would like to have your pay check directly deposited to a bank account), the Company’s Code of Conduct, and both non-disclosure, non-competition agreements that are enclosed. Also enclosed is a copy of CMGI’s Policy on Trading of Securities and Public Disclosures for your review.

If you choose to fax the documents, please fax a copy of your signed offer letter and all the enclosed documents to 781-663-5095 and bring the originals with you on your first day. If you wish to overnight the original documents, please mail one copy of your signed offer letter and the entire enclosed package to ModusLink Corporation, 1100 Winter Street, Suite 4600, Waltham, MA 02451, attention: James J. Herb.

This offer letter constitutes the entire agreement between you and the Company and supersedes all prior offers, both oral and written. This offer automatically expires as of the close of business (5:00 p.m., Boston time) on April 6, 2007. This offer supersedes all prior offers, both verbal and written. This letter does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee for any set amount of time. The Company considers the terms of this offer letter to be confidential and requests that you treat it as such.

Mr. Steven G. Crane

March 15, 2007

Steve, we are very pleased by the prospect of your addition to our team, and we are confident that you will make a significant contribution to our future success!

Sincerely,

/s/    James J. Herb

James J. Herb

Senior Vice President, Human Resources

Agreed and accepted:

/s/ Steven G. Crane	4/4/07
Steven G. Crane	Date